EXHIBIT 10.2

ZILLOW GROUP, INC.
2020 INCENTIVE PLAN

NONQUALIFIED STOCK OPTION GRANT NOTICE
Zillow Group, Inc. (the “Company”) hereby grants to you an Option (the “Option”) to purchase shares of the Company’s Class C Capital Stock under the Zillow Group, Inc. 2020 Incentive Plan (the “Plan”). The Option is subject to all the terms and conditions set forth in this Nonqualified Stock Option Grant Notice (this “Grant Notice”) and in the Nonqualified Stock Option Agreement (the “Stock Option Agreement”) and the Plan, which are incorporated into this Grant Notice in their entirety.

Participant:

Grant Number:

Grant Date:

Number of Shares of Class C Capital Stock Subject to Option (the “Shares”):

Vesting Commencement Date:

Exercise Price (per Share):

Option Expiration Date:

Type of Option:

Vesting and Exercisability Schedule (subject to continued employment or service):

Additional Terms/Acknowledgement: You acknowledge receipt of, and understand and agree to, this Grant Notice, the Stock Option Agreement and the Plan. You further acknowledge that as of the Grant Date, this Grant Notice, the Stock Option Agreement and the Plan set forth the entire understanding between you and the Company regarding the Option and supersede all prior oral and written agreements or other communications on the subject. The Option is hereby granted in full satisfaction of the Company’s obligations to grant such Option pursuant to any new hire offer letter, promotion letter or other communication by the Company, if applicable.

Attachment
1. Nonqualified Stock Option Award Agreement (including any appendices thereto)

ZILLOW GROUP, INC.
2020 INCENTIVE PLAN

NONQUALIFIED STOCK OPTION AGREEMENT

Pursuant to your Nonqualified Stock Option Grant Notice (the “Grant Notice”) and this Nonqualified Stock Option Agreement (together, this “Agreement”), Zillow Group, Inc. (the “Company”) has granted you an Option under the Zillow Group, Inc. 2020 Incentive Plan (the “Plan”) to purchase the number of shares of Class C Capital Stock indicated in your Grant Notice (the “Shares”) at the exercise price indicated in your Grant Notice. Capitalized terms not explicitly defined in this Agreement but defined in the Plan have the same definitions as in the Plan.

The details of the Option are as follows:

1. Vesting and Exercisability. Subject to the limitations contained herein, the Option will vest and become exercisable as provided in your Grant Notice, provided that vesting will cease upon your Termination of Service and the unvested portion of the Option will terminate.

2. Securities Law Compliance. Notwithstanding any other provision of this Agreement, you may not exercise the Option unless the Shares issuable upon exercise are registered under the Securities Act or, if such Shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act. The exercise of the Option must also comply with other applicable laws and regulations governing the Option, and you may not exercise the Option if the Company determines that such exercise would not be in material compliance with such laws and regulations.

3. Independent Tax Advice. You should obtain tax advice independent from the Company when exercising the Option and prior to the disposition of the Shares.

4. Method of Exercise. You may exercise the Option by giving written notice to the Company, in form and substance satisfactory to the Company, which will state your election to exercise the Option and the number of Shares for which you are exercising the Option. The written notice must be accompanied by full payment of the exercise price for the number of Shares you are purchasing. You may make this payment in any combination of the following: (a) by cash; (b) by wire transfer or check acceptable to the Company; (c) if permitted by the Committee, by having the Company withhold shares of Class C Capital Stock that would otherwise be issued on exercise of the Option; (d) if permitted by the Committee, by tendering already owned shares of Class C Capital Stock; (e) while the Class C Capital Stock is registered under the Exchange Act and to the extent permitted by law, by instructing a broker to deliver to the Company the total payment required; or (f) by any other method permitted by the Committee.

5. Treatment upon Termination of Service. The unvested portion of the Option will terminate automatically and without further notice immediately upon your Termination of Service. You may exercise the vested portion of the Option as follows:

(a)	General Rule. You must exercise the vested portion of the Option on or before the earlier of (i) three months after your Termination of Service and (ii) the Option Expiration Date;

(b)
Retirement or Disability. If your employment or service relationship terminates due to Retirement or Disability, you must exercise the vested portion of the Option on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date;

(c)
Death. If your employment or service relationship terminates due to your death, the vested portion of the Option must be exercised on or before the earlier of (i) one year after your Termination of Service and (ii) the Option Expiration Date. If you die after your Termination of Service but while the Option is still exercisable, the vested portion of the Option may be exercised until the earlier of (x) one year after the date of death and (y) the Option Expiration Date; and

(d)
Cause. The vested portion of the Option will automatically expire at the time the Company or a Related Company first notifies you of your Termination of Service for Cause, unless the Committee determines otherwise. If your employment or service relationship is suspended pending an investigation of whether you will be terminated for Cause, all your rights under the Option likewise will be suspended during the period of investigation. If any facts that would constitute termination for Cause are discovered after your Termination of Service, any Option you then hold may be immediately terminated by the Committee.

It is your responsibility to be aware of the date the Option terminates.

6. Limited Transferability. During your lifetime only you can exercise the Option. The Option is not transferable except by will or by the applicable laws of descent and distribution. The Plan provides for exercise of the Option by a beneficiary designated on a Company-approved form. Notwithstanding the foregoing, the Committee, in its sole discretion, may permit you to assign or transfer the Option, subject to such terms and conditions as specified by the Committee.

7. Withholding Taxes. As a condition to the exercise of any portion of an Option, you must make such arrangements as the Company may require for the satisfaction of any federal, state, provincial, local or foreign withholding tax obligations that may arise in connection with such exercise.

8. Option Not an Employment or Service Contract. Nothing in the Plan or this Agreement will be deemed to constitute an employment contract or confer or be deemed to confer any right for you to continue in the employ of, or to continue any other relationship with, the Company or any Related Company or limit in any way the right of the Company or any Related Company to terminate your employment or other service relationship at any time, with or without cause.

9. No Right to Damages. You will have no right to bring a claim or to receive damages if you are required to exercise the vested portion of the Option within three months (one year in the case of Retirement, Disability or death) of your Termination of Service or if any portion of the Option is cancelled or expires unexercised. The loss of existing or potential profit in the Option will not constitute an element of damages in the event of your Termination of Service for any reason even if the termination is in violation of an obligation of the Company or a Related Company to you.

10. Recovery of Compensation. In accordance with Section 17.6 of the Plan, the Option is subject to the requirements of (a) Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (regarding recovery of erroneously awarded compensation) and any implementing rules and regulations thereunder, (b) similar rules under the laws of any other jurisdiction, (c) any compensation recovery or clawback policies adopted by the Company to implement any such requirements or (d) any other compensation recovery or clawback policies as may be adopted from time to time by the Company, all to the extent determined by the Committee in its discretion to be applicable to you and/or required by applicable law.

11. Binding Effect. This Agreement will inure to the benefit of the successors and assigns of the Company and be binding upon you and your heirs, executors, administrators, successors and assigns.

12. Section 409A. Notwithstanding any provision of the Plan or this Agreement to the contrary, the Committee may, at any time and without your consent, modify the terms of the Option as it determines appropriate to avoid the imposition of interest or penalties under Section 409A; provided, however, that the Company makes no representations that the Option will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to the Option.

APPENDIX TO ZILLOW GROUP, INC. 2020 INCENTIVE PLAN
NONQUALIFIED STOCK OPTION AGREEMENT
(For Canadian Residents)

This Appendix includes country-specific terms that apply if you are residing and/or working in Canada. This Appendix is part of the Agreement. Unless otherwise provided below, capitalized terms not explicitly defined in this Appendix but defined in the Plan have the same definitions as in the Plan.

1. Method of Exercise. This provision supplements Section 4 of the Agreement:

Notwithstanding anything to the contrary in the Plan or the Agreement, you will not be permitted to pay the exercise price of the Option by tendering already owned shares of Class C Capital Stock.

2. Treatment upon Termination of Service. This provision supplements Section 5 of the Agreement.

For purposes of the Option, notwithstanding anything to the contrary in the Plan or the Agreement, and subject to any express minimum requirements pursuant to employment standards legislation (or any other applicable legislation) in the jurisdiction where you are employed, “Termination of Service” means the later of (a) the date you receive written notice of termination from or provide written notice of resignation to the Company or a Related Company, which date will not be extended by any notice period or period of pay in lieu of such notice that may be applicable to you, whether statutory, contractual or otherwise, and (b) the date you are no longer actively providing services to the Company or a Related Company (regardless of the reason for such cessation of employment and whether or not later found to be invalid or in breach of the employment laws in the jurisdiction where you are employed). For greater clarity, including with respect to Section 9 of the Agreement, you are not entitled to damages in lieu of loss of ongoing vesting or loss of unvested Options arising from the cessation of your employment, including, without limitation, during any period of payment in lieu of notice of termination that may be applicable to you and regardless of whether such period of pay in lieu of notice arises from statute, contract, or otherwise.

3. Canadian Tax Non-Qualified Security Designation. The Committee and the Company may, at any time and without your consent, designate any or all of the Shares that may be issued under the Option as non-qualified securities for purposes of the Income Tax Act (Canada).

4. Tax Reporting. You are required to report the value of any securities you hold, such as shares, stock options and restricted stock units, to Canada Revenue Agency in accordance with applicable tax laws.